Exhibit 99.1

MAX RE CAPITAL LTD. ANNOUNCES AUDIT AND RISK
MANAGEMENT COMMITTEE INTERNAL INVESTIGATION

Hamilton, Bermuda, March 24, 2006. Max Re Capital Ltd. (NASDAQ: MXRE; BSX: MXRE BH) announced today that the Audit and Risk Management Committee of its Board of Directors has initiated, with the assistance of outside advisors, a review of three finite risk retrocessional contracts written in 2001 and 2003 to determine whether the Company properly accounted for them, principally with respect to whether they contain sufficient risk transfer to meet the requirements of Financial Accounting Standard No. 113. In connection with the internal review, the Audit and Risk Management Committee has voluntarily contacted the Securities and Exchange Commission.

As a result of the investigation of the contracts in question, the Company may be, but has not yet determined whether it will be, required to restate its financial statements for the years ending December 31, 2001 through 2005. Although the allocation among the periods would have to be determined, the Company believes that the cumulative adjustment from these contracts would be a reduction to retained earnings at December 31, 2005 of not more than approximately $50 million, or approximately 4% of shareholders’ equity.

Max Re Capital Ltd. through its principal operating subsidiaries, Max Re Ltd., Max Insurance Europe Limited and Max Re Europe Limited, offers customized insurance and reinsurance solutions to property and casualty insurers, life and health insurers and large corporations.

The above remarks about future expectations, plans and prospects from the Company are forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements, including the risk that the final conclusion of the Audit and Risk Management Committee’s investigation could result in a restatement of the Company’s financial statements for the years ending December 31, 2001 through 2005. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and other documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Contact Information:

Keith S. Hynes

Executive Vice President & CFO

441-296-8800

keithh@maxre.bm

N. James Tees

Senior Vice President & Treasurer

441-296-8800

jimt@maxre.bm